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EXHIBIT 10.33


                               SVI HOLDINGS, INC.

                                 PROMISSORY NOTE

Principal Amount: $ 563,739.00                             San Diego, California
                                                               February 13, 2001

                  FOR VALUE RECEIVED, the undersigned, SVI Holdings, Inc., a Nevada corporation ("Borrower"), hereby promises to pay to the order of Barry Schechter, an Individual ("Lender"), at such places and times and under the terms and conditions set forth below, the amounts, including interest, set forth below.

         1. PRINCIPAL AMOUNT. Borrower hereby borrows from Lender and Lender hereby loans to Borrower the principal amount of Five Hundred Sixty Three Thousand Seven Hundred Thirty Nine Dollars ($563,739.00), subject to the terms and conditions set forth herein.

         2. PAYMENTS. The Borrower will make periodic payments as it is able, such separate payments not to exceed Fifty Thousand Dollars each. The entire principal balance of this Note, together with all accrued but unpaid interest thereon, shall be due and payable on July 5, 2001. Interest will be at the rate of Eight and One-half percent, per annum (8.5%), simple interest.

         3. PREPAYMENT. Borrower shall have the right to prepay the principal balance of this Note, in part or in full, together with all accrued but unpaid interest thereon, at any time, consistent with the limitation on payment amounts set forth in Section 2.

         4. COLLECTION COSTS BORNE BY BORROWER. Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Lender in enforcing the terms of this Note in collecting this Note, including without limitation in any out-of-court workout, any court action, any appeal or any bankruptcy proceeding.

         5. LATE CHARGE. If any payment of principal or interest under this Note shall not be made within five (5) days after the due date, Borrower agrees to pay, in addition to the unpaid principal or interest, interest on such defaulted amount from the due date, up to the date of actual payment (after as well as before judgment) at a rate of two percent (2%) per annum above the rate which would have been payable under this Note or the maximum rate of interest permitted to be charged by applicable law, whichever is less.

         6. GOVERNING LAW. This Note shall be governed by and construed and interpreted in accordance with the law of the State of California, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in San Diego, California, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

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         7. SUCCESSORS. This Note shall be binding upon Borrower and the permitted successors and assigns of Borrower. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

         8. SEVERABILITY. If any part of this Note is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

         9. DEFAULTS. Each of the following shall constitute a default under this Note (a "Default"):

                  (a) Failure by Borrower to make any payment due under this Note within five (5) days of its due date; or failure by Borrower to comply with the provisions of any other covenant, obligation or term of this Note which shall remain unremedied for thirty (30) days after written notice; or

                  (b) Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions to any court for a receiver or trustee for Borrower or any substantial part of its property, commences any proceeding relating to the arrangement, readjustment, reorganization or liquidation under any bankruptcy or similar laws; there is commenced against Borrower any such proceedings which remain undismissed for a period of ninety (90) days; or Borrower by any act indicates its consent or acquiesence in any such proceeding or the appointment of any such trustee or receiver.

         10. ACCELERATION; NO EXCLUSIVE REMEDY. Upon written notice from Lender of a Default, Lender may declare, by written notice to Borrower, that all principal and accrued interest hereunder shall be immediately due and payable to Lender. Notwithstanding anything to the contrary herein, Lender shall be entitled to any and all remedies available to it in the event of a Default hereunder and Lender's pursuance of any particular remedy shall not preclude Lender from seeking any other remedies available to it at law or in equity.

         11. NOTICES. Any notice under this Note shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

                  "Borrower"

                  SVI Holdings, Inc.
                  12707 Highbluff Drive, Suite 355
                  San Diego, CA 92130
                  Fax:  858-481-9703
                  Attention:  Jackie Tran



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                  "Lender"

                  Barry Schechter
                  12707 High Bluff Drive, Suite 355
                  San Diego, CA 92130
                  Fax: 858-481-9703

         12. MISCELLANEOUS.

                  (a) No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right under this Note.

                  (b) Borrower hereby waives presentation for payment, demand, notice of demand and of dishonor and non-payment of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party. The pleading of any statute of limitations as a defense to any demand against the Borrower, any endorsers, guarantors and sureties of this Note is expressly waived by each and all of such parties to the extent permitted by law. Time is of the essence under this Note.

                  (c) Any payment hereunder shall first be applied to any collections costs, then against accrued and unpaid interest hereunder and then against the outstanding principal balance of this Note.

                  (d) All payments under this Note shall be made without set-off, deduction or counterclaim.

                  IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its corporate name by its duly authorized officer and dated the day and year first above written.


                                                    SVI HOLDINGS, INC.


                                                    By: /s/

                                                    Its: EVP and Director


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